Exhibit 10.6

January 26, 2004

Mr. Michael R. Dougherty

Dear Mr. Dougherty,

This letter (this “Amendment”) will amend that certain letter agreement dated October 24, 2002, between you and Adolor Corporation (the “Company”), a copy of which is appended to this letter as Exhibit A (the “Letter Agreement” and, together with this Amendment, the “Agreement”). Subsequent to the Letter Agreement, you have been elected to the position of Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company. You and the Company Agree that this Amendment deletes the language in the Letter Agreement under the heading “Termination of Employment,” including the subheading “Benefits” and replaces it with the following:

Termination of Employment

You will have the right to terminate your employment hereunder with or without Good Reason (as defined below), as provided below, and the Company will have the right to terminate your employment hereunder with or without Cause or (as defined below), as provided below. Except as provided for in the immediately following paragraph, if your employment hereunder is terminated at any time (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, or if a Change in Control occurs and your employment hereunder is terminated at any time during the 90 days before or the first twelve months following such Change in Control (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, you will be entitled to receive from the Company (a) in twelve monthly installments a payment in gross amount equal to the sum of (i) your Base Salary and (ii) the bonus amount paid to you for your performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at the Company’s sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in the Company that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any of the employee pension, incentive, or welfare benefit plans of the Company.

In the event your employment is terminated (i) by you voluntarily without Good Reason, or (ii) by the Company for Cause, you will only be entitled to receive from the Company (a) your Base Salary through the date of such termination, (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (c) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

If your employment is terminated due to your death, your estate will be entitled to receive from the Company (a) Base Salary continuation through the end of the month in which your death occurs, (b) a pro-rated bonus payment for the year of death equal to the bonus amount paid to you for your performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of your death and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of death or such termination, and (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

In the event of any termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any amounts due to you hereunder on account of any remuneration attributable to any subsequent employment that you may obtain. Any amounts due under “Termination of Employment” are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Notwithstanding the foregoing, the Company’s obligation to provide continuation of benefits under the welfare benefit plans described above shall cease if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the date of termination of your employment which provides you with eligibility for health insurance benefit.

For purposes of the Agreement, “Cause” means (a) your conviction (including a plea of guilty or nolo contendere) of a felony under federal law or the law of the state in which such action occurred, (b) the commitment by you of an intentional act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with the Company, or your engagement in gross negligence in the course of your employment with the Company or (c) your willful and deliberate failure to perform your employment duties in any material respect. For purposes of the Agreement, an act or omission on your part shall be deemed “intentional” or gross negligence only if it was done by you in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

For purposes of the Agreement, “Good Reason” means and will be deemed to exist if, without your prior express written consent, (i) you are assigned any duties or responsibilities inconsistent in any respect with the scope of the duties or responsibilities associated with your title or position, as set forth and described above; (ii) you suffer a material change in the duties, responsibilities, reporting rights or obligations, or effective authority associated with your title and position and/or as set forth above; (iii) your Base Salary is decreased by the Company, or your benefits under any of the Company’s employee pension or welfare plans or programs are in aggregate materially decreased; or (iv) the Company fails to pay your compensation, employee benefits or reimbursements when due; provided that in the event of a Change in Control, “Good Reason” shall also include the relocation of your principal office location to a site that is more than 50 miles from your then current principal office.

For purposes of the Agreement, “Change in Control” means (A) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, shares representing the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or (B) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Prior to your receipt of any benefits under this Amendment on account of the termination of your employment, you will execute a release in form acceptable to the Company.

Sincerely,

ADOLOR CORPORATION

By:	/s/ Bruce A. Peacock
Name:	Bruce A. Peacock
As its:	President and Chief Executive Officer

AGREED TO AND ACCEPTED THIS 26th DAY of January, 2004

/s/ Michael R. Dougherty
Michael R. Dougherty

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